Exhibit 10.32

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of January 21, 2008 (the “Grant Date”), between Dollar General Corporation, a Tennessee corporation (hereinafter called the “Company”), and Richard Dreiling, an employee of the Company, hereinafter referred to as the “Grantee.”  Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan or the Management Stockholder’s Agreement (each as defined below).

WHEREAS, pursuant to the Employment Agreement entered into between Grantee and the Company of even date herewith (“Employment Agreement”), the Company desires to grant the Grantee shares of Common Stock, pursuant to the terms and conditions of this Agreement (the “Restricted Stock Award”), the 2007 Stock Incentive Plan for Key Employees of Dollar General Corporation and its Affiliates (the “Plan”) (the terms of which are hereby incorporated by reference and made a part of this Agreement), and a Management Stockholder’s Agreement entered into by and between the Company and the Grantee as of the date hereof (the “Management Stockholder’s Agreement”).

WHEREAS, the Board has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the shares of Common Stock provided for herein to the Grantee as an incentive for increased efforts during his employment with the Company, and has advised the Company thereof and instructed the undersigned officer to grant said Restricted Stock Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.     Grant of the Restricted Stock.  Subject to the terms and conditions of the Plan, the Management Stockholder’s Agreement (and the agreements incorporated by reference therein),  and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Grantee 890,000 shares of Common Stock (hereinafter called the “Restricted Stock”).  The Restricted Stock shall vest and become nonforfeitable in accordance with Section 2 hereof.

2.     Vesting.

(a)   Unless otherwise provided in the Management Stockholder’s Agreement, so long as the Grantee continues to be employed by the Company or its Subsidiaries through the applicable vesting date: all Restricted Stock shall become vested as to 100% of such shares upon earliest to occur of (1) a Change in Control of the Company, (2) an initial Public Offering of the Company, (3) Grantee’s termination without Cause by the Company or any of its Subsidiaries or by Grantee for Good Reason or due to his death or Disability and (4) the last day of the Company’s 2011 fiscal year.  Any stock that becomes vested pursuant to this Section 2(a) shall hereafter be referred to as “Vested Restricted Stock.”  “Cause,” “Good Reason” and “Disability” shall have the meanings as defined under the Employment Agreement.

(b)   If the Grantee’s employment with the Company or any of its Subsidiaries is terminated for any reason other than as set forth in Section 2(a)(3) above, by the Company or its Subsidiaries or by the Grantee, any Restricted Stock that has not yet become Vested Restricted Stock at such time shall be forfeited by the Grantee without consideration therefor.

3.     Book Entry.

(a)   A book entry evidencing the Restricted Stock shall be made in the Company’s stock ledger in the Grantee’s name promptly after the date hereof.  As a condition to the receipt of this Restricted Stock Award, the Grantee shall deliver to the Company a stock power, duly endorsed in blank, relating to the Restricted Stock.

(b)   As soon as practicable following the vesting of any Restricted Shares pursuant to Section 2, the book entry of such Shares shall be changed to reflect that such Shares are fully vested and freely transferable.

4.     Rights as a Stockholder.  The Grantee shall be the record owner of the Restricted Stock unless or until such Restricted Stock is forfeited pursuant to Section 2 or is otherwise sold or disposed of as permitted under Section 6 of this Agreement, and as record owner shall be entitled to all rights of a common stockholder of the Company (including, without limitation, the payment of any dividends on the shares of Restricted Stock).

5.     Legend in Stock Ledger.  The Restricted Shares shall contain a legend stating that they are subject to transfer restrictions and shall be subject to such stop transfer orders and other restrictions as the Board may deem reasonably advisable under the Plan, the Management Stockholder’s Agreement or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Restricted Shares are listed, any applicable federal or state laws and the Company’s Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put in any book entry to make appropriate reference to such restrictions.

6.     Transferability.  The Restricted Stock may not at any time be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions of this Agreement and the Management Stockholder’s Agreement.

7.     Securities Laws.  The Company may require the Grantee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.  The granting of the Restricted Stock hereunder shall be subject to all applicable laws, rules and regulations and to such approvals of any governmental agencies as may be required.

8.     Grantee’s Continued Employment with the Company.   Nothing contained in this Agreement or in any other agreement entered into by the Company and the Grantee guarantees that the Grantee will continue to be employed by the Company or any of its Subsidiaries for any specified period of time.

9.     Change in Capitalization.  If the Company shall be reorganized, recapitalized or restructured, consolidated or merged with another corporation, or otherwise undergo a significant corporate event, (a) the Restricted Stock may be adjusted and (b) any stock, securities or other property exchangeable for Common Stock pursuant to such reorganization, recapitalization, restructuring, consolidation, merger or other corporate event, shall be deposited with the Company and shall become subject to the restrictions and conditions of this Agreement to the same extent as if it had been the original property granted hereby, all pursuant to Sections 8 and 9 of the Plan.

10.   Payment of Taxes.   The Grantee shall have full responsibility, and the Company shall have no responsibility, for satisfying any liability for any federal, state or local income or other taxes required by law to be paid with respect to such Restricted Stock, including upon the vesting of the Restricted Stock; provided, however, the Grantee shall be permitted to satisfy the minimum withholding tax obligation with respect to which such Restricted Stock by providing notice in writing that the Grantee elects to have the number of Shares that would otherwise be issued to the Grantee reduced by a number of Shares having an equivalent Fair Market Value to the payment that would otherwise be made by Grantee to the Company pursuant to this Section 10.  In connection with the foregoing, the Grantee may, at his option, elect to recognize the fair value of the Restricted Stock upon the Grant Date pursuant to Section 83 of the Internal Revenue Code of 1986, as amended. The Grantee is hereby advised to seek his own tax counsel regarding the taxation of the grant of Restricted Stock made hereunder. Notwithstanding the above, if the Company’s accountants determine that there would be no adverse accounting implications to the Company, the Grantee may be permitted to elect to use Common Stock otherwise deliverable to the Grantee hereunder to satisfy any such obligations, subject to such procedures as the Company’s accountants may require.

11.   Limitation on Obligations.  The Company’s obligation with respect to the Restricted Stock granted hereunder is limited solely to the delivery to the Grantee of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation.  This Restricted Stock Award shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement.

12.   Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary, and any notice to be given to the Grantee shall be addressed to him at the address given beneath his signature hereto.  By a notice given pursuant to this Section 12, either party may hereafter designate a different address for notices to be given to him.  Any notice that is required to be given to the Grantee shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 12.  Any notice shall have been deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service

13.   Governing Law.  The laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

14.   Arbitration.   If any contest or dispute arises between the parties with respect to this Agreement, such contest or dispute shall be submitted to binding arbitration for resolution in Nashville, Tennessee in accordance with the rules and procedures of the Employment Dispute Resolution Rules of the American Arbitration Association then in effect.  The Company and the Grantee shall each bear 50% of the costs related to such arbitration   If the arbitrator determines that the Grantee is the prevailing party in the dispute, then the Company shall reimburse the Grantee for his reasonable legal or other fees and expenses incurred in such arbitration subject to and within ten days after his request for reimbursement accompanied by evidence that the fees and expenses were incurred.  Any reimbursement hereunder shall be paid to the Grantee promptly and in no event later than the end of the year next following the date the expense was incurred.  The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.

15.   Restricted Stock Subject to Plan and Management Stockholder’s Agreement.   The Restricted Stock shall be subject to all terms and provisions of the Plan, to the extent applicable to the Restricted Stock and, to the extent applicable to Vested Restricted Stock, the Management Stockholder’s Agreement and the Sale Participation Agreement.   In the event of any conflict between this Agreement and the Plan, the terms of this Agreement shall control. In the event of any conflict between this Agreement or the Plan and the Management Stockholder’s Agreement or the Sale Participation Agreement, the terms of this Agreement shall control.  For all purposes of the Management Stockholder’s Agreement and Sale Participation Agreement, only Vested Restricted Stock shall be considered “Stock” for purposes of the Management Stockholder’s Agreement, or “Common Stock” that is eligible to be included in any Request (as defined in the Sale Participation Agreement) for purposes of the Sale Participation Agreement.

16.   Modification of the Plan.  For all purposes under this Agreement:

(a)   The terms of the Plan to the contrary notwithstanding, Section 3(c) of the Plan shall be deemed modified by disregarding the sentence: “All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon all Participants, the Company and all other interested persons.”

(b)   The terms of the Plan to the contrary notwithstanding, no amendment shall be made to Section 9 of the Plan pursuant to Section 10(a) or Section 10(b) of the Plan except as is necessary to satisfy Section 409A of the Code.

17.   Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DOLLAR GENERAL CORPORATION

By:	/s/ Challis M. Lowe
Name: Challis M. Lowe
Title: Executive Vice Pres., HR

GRANTEE

/s/ Richard Dreiling
Richard Dreiling